PENN SERIES FUNDS, INC.

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT (the “Amendment”) is made and entered into on this 1st day of June 2024, by and between Penn Mutual Asset Management, LLC (the “Adviser”) and Janus Henderson Investors US LLC (f/k/a Janus Capital Management LLC) (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Adviser and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated May 1, 2020, as amended April 30, 2021 (the “Agreement”), relating to the Small Cap Growth Fund and Mid Cap Value Fund (each, a “Fund” and together, the “Funds”), each a separate series of Penn Series Funds, Inc. (the “Company”);

WHEREAS, the parties wish to amend the Agreement to modify (i) the terms setting forth when sub-advisory fees are due to the Sub-Adviser and (ii) the investment sub-advisory fee rates payable to the Sub-Adviser pursuant to Section 3 of the Agreement with respect to the Funds, as set forth in this Amendment; and

WHEREAS, the parties agree that this Amendment, including the modified sub-advisory fee rates set forth herein will be effective June 1, 2024.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1. Section 3.B of the Agreement is hereby deleted and replaced with the following:

B. Method of Computation. Within 30 days after the last business day of each calendar month, Sub-Adviser shall send a monthly fee invoice to the Adviser, which shall be paid to the Sub-Adviser no later than 30 days following receipt of the invoice. The fee shall be calculated monthly in arrears for each calendar month based upon the average daily net assets for the month provided by the Custodian. The monthly fee will be computed by multiplying the fraction of actual number of calendar days in the month over the number of calendar days in the year by the annual rate applicable to the Fund as set forth in Exhibit A, and multiplying this product by the average daily net assets of the Fund for the month. A Fund’s net assets, for purposes of the calculations described above, will be determined in accordance with Penn Series’ Prospectus and Statement of Additional Information as of the close of business on the most recent previous business day on which Penn Series was open for business. The fee shall be payable by electronic method in U.S. Dollars promptly upon receiving the invoice. If this Agreement is terminated before the end of the month, the fee for the period from the beginning of such month to the date of termination shall be prorated based upon services provided through the date of termination.

2. Exhibit A to the Agreement is hereby deleted in its entirety and replaced with updated Exhibit A appended hereto.

3. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

This Amendment may be executed in two or more counterparts which together shall constitute one instrument. The execution and delivery of this Amendment may occur by facsimile or by email in portable document format (PDF) or by other means of electronic signature and electronic transmission, including DocuSign or other similar method, and originals or copies of signatures executed and delivered by such methods shall have the full force and effect of the original signatures.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

PENN MUTUAL ASSET MANAGEMENT, LLC		JANUS HENDERSON INVESTORS US LLC

By:	/s/ Keith G. Huckerby	By:	/s/ Michael Schweitzer
Name:	Keith G. Huckerby	Name:	Michael Schweitzer
Title:	Senior Managing Director & Chief Operating Officer	Title:	Head of North America Client Group

Exhibit A

to the

Investment Sub-Advisory Agreement

between

Penn Mutual Asset Management, LLC

and

Janus Henderson Investors US LLC (f/k/a Janus Capital Management LLC)

Dated as of June 1, 2024

Fund Name	Fee Schedule
Small Cap Growth Fund	45 bps (all assets)
Mid Cap Value Fund	33 bps (all assets)